Consent of Independent Auditors

We consent to the use of our report dated January 28, 2000, included in the Annual Report on Form 10-K of Commerce Bancorp, Inc. and Subsidiaries for the year ended December 31, 1999, with respect to the consolidated financial statements, and to the use of our report dated June 19, 2000, with respect to the financial statements and supplemental schedule of the Commerce Bancorp, Inc. 401(k) Retirement Plan, included in this Form 10-K/A.


/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
June 28, 2000